Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 13, 2024 in the Registration Statement on Post-Effective Amendment No. 5 Form S-1, under the Securities Act of 1933 (File No. 333-250899) with respect to the consolidated balance sheets of ABVC BioPharma, Inc and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operation and comprehensive loss, cash flows, stockholders’ equity (deficit), for the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
July 26, 2024	Certified Public Accountants
PCAOB ID: 1171